Exhibit 99.01
Lexar Files ITC Complaint Against Toshiba
FREMONT, Calif., April 11, 2006 - Lexar Media, Inc. (Nasdaq: LEXR), a world leader in advanced digital media technologies, today officially filed a formal complaint with the International Trade Commission (ITC) against Toshiba Corporation, Toshiba America, Inc., and Toshiba America Electronic Components, Inc. seeking to halt the infringement of Lexar’s intellectual property rights.
In this complaint, Lexar asserts that Toshiba’s chips and flash cards, including among others, Toshiba’s 16-gigabit multi-level cell NAND flash chips, Toshiba’s 8-gigabit single level cell and multi-level cell NAND flash chips, Toshiba’s 4-gigabit multi-level cell NAND flash chips and Toshiba’s 1-gigabit single level cell NAND flash chips, infringe Lexar’s United States Patent Nos. 6,801,979; 6,397,314; and 6,978,342.
With this filing, Lexar requests that the ITC institute an immediate investigation against Toshiba based on the importation of the infringing NAND flash chips and flash cards. While the ITC can not assess damages against an infringer, it can issue an exclusion order prohibiting the importation of infringing technology. Lexar has asked the ITC to grant all possible relief, including an exclusionary order, enforceable by U.S. Customs, prohibiting the importation into the United States of Toshiba’s chips and cards as well as products that contain Toshiba’s NAND chips. Further, Lexar has asked the ITC to issue a cease-and-desist order which could require retailers and distributors to remove from their shelves and destroy all products containing Toshiba’s infringing NAND chips. If the complaint is accepted by the ITC, the ITC will institute a formal Section 337 investigation within 30 days.
Certain of the patented technology at issue in this complaint is related to the technology that a jury, after a six-week trial in March 2005, found that Toshiba had misappropriated from Lexar. That case is now on appeal.
The ITC is a federal agency that provides objective trade expertise to both the legislative and executive branches of government, determines the impact of imports on U.S. industries and directs actions against certain unfair trade practices, such as patent, trademark and copyright infringement.
About Lexar Media, Inc.
 Lexar is a leading marketer and manufacturer of NAND flash memory products including memory cards, USB flash drives, card readers and ATA controller technology for the digital photography, consumer electronics, industrial and communications markets. The company holds over 97 issued or allowed controller and system patents, and licenses its technology to companies including Olympus Corporation, Samsung Electronics Co., Ltd., SanDisk Corporation and Sony Corporation. Lexar sells its memory cards worldwide and through an exclusive agreement, also sells memory cards under the Kodak brand. Headquartered in Fremont, California, Lexar has operations in countries around the world. More information is available at www.lexar.com.
Cautionary Note Regarding Forward-Looking Statements
 This release contains forward-looking statements, which are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements include statements related to the anticipated timing and outcome of the ITC action. These forward-looking statements involve risks and uncertainties that could cause Lexar’s actual results to differ materially from those anticipated by these forward-looking statements. These risks include that the outcome of any government proceeding or litigation can be subject to a number of uncertainties, including whether such matters are resolved with a favorable outcome in a timely fashion; and that Lexar may become involved in additional government proceedings or litigation that could divert management’s time and attention, be time-consuming and expensive to defend and limit Lexar’s access to important technology, which could have a negative impact on Lexar’s business, operating results, financial position and liquidity and the market price of Lexar’s stock could decline. Readers should also refer to the risk factors described in Lexar’s filings with the SEC, including Lexar’s most recently filed Form 10-K and Form 10-Q. Lexar assumes no obligation to update the information in this release.

Lexar and the Lexar logo are trademarks of Lexar Media, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.
Company Contact:
Diane Carlini
Lexar Media
510-580-5604
dcarlini@lexar.com
Jennifer Jarman
The Blueshirt Group
415-217-7722
jennifer@blueshirtgroup.comm